Exhibit 5.1

NORTH POINT • 901 LAKESIDE AVENUE • CLEVELAND, OHIO 44114.1190

TELEPHONE: +1.216.586.3939 • FACSIMILE: +1.216.579.0212

October 1, 2018

Marathon Petroleum Corporation

539 South Main Street

Findlay, Ohio 45840

Re:	Registration Statement on Form S-8 Filed by Marathon Petroleum Corporation

Ladies and Gentlemen:

We have acted as counsel to Marathon Petroleum Corporation, a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended (the “Act”), of an aggregate of 5,820,400 shares of common stock, par value $0.01 per share (the “Shares”), of the Company that may be issued or delivered and sold pursuant to the Tesoro Corporation 2006 Long-Term Incentive Plan (as amended and restated), the Andeavor 2011 Long-Term Incentive Plan (as amended and restated), the Andeavor 2018 Long-Term Incentive Plan, the Amended and Restated Northern Tier Energy LP 2012 Long Term Incentive Plan and two inducement awards of nonqualified stock options as of May 3, 2010 and May 5, 2010 to Gregory J. Goff (collectively, the “Plans”), assumed by the Company pursuant to the Agreement and Plan of Merger, dated as of April 29, 2018, as amended (the “Merger Agreement”), by and among the Company, Andeavor, a Delaware corporation, Mahi Inc., a Delaware corporation, and Mahi LLC (n/k/a Andeavor LLC), a Delaware limited liability company.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Shares that may be issued or delivered and sold pursuant to the Plans and the authorized forms of award agreements thereunder (the “Award Agreements”) will be, when issued or delivered and sold in accordance with the Plans and the Award Agreements, validly issued, fully paid and nonassessable, provided that the consideration for the Shares is at least equal to the stated par value thereof.

ALKHOBAR • AMSTERDAM • ATLANTA • BEIJING • BOSTON • BRISBANE • BRUSSELS • CHICAGO • CLEVELAND • COLUMBUS • DALLAS DETROIT • DUBAI • DÜSSELDORF • FRANKFURT • HONG KONG • HOUSTON • IRVINE • LONDON • LOS ANGELES • MADRID • MELBOURNE MEXICO CITY • MIAMI • MILAN • MINNEAPOLIS • MOSCOW • MUNICH • NEW YORK • PARIS • PERTH • PITTSBURGH • RIYADH SAN DIEGO • SAN FRANCISCO • SÃO PAULO • SHANGHAI • SILICON VALLEY • SINGAPORE • SYDNEY • TAIPEI • TOKYO • WASHINGTON

Marathon Petroleum Corporation

October 1, 2018

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction on the opinion expressed herein. In addition, we have assumed that the resolutions authorizing the Company to issue or deliver and sell the Shares pursuant to the Plans and the Award Agreements will be in full force and effect at all times at which the Shares are issued or delivered and sold by the Company, and that the Company will take no action inconsistent with such resolutions.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement on Form S-8 filed by the Company to effect the registration of the Shares to be issued and sold pursuant to the Plans under the Act. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day